Exhibit 10.24

COPESUL RS – 486 /82 AGREEMENT

RAW MATERIAL PURCHASE AND SALE AGREEMENT MADE BETWEEN COPESUL – COMPANHIA
PETROQUÍMICA DO SUL AND POLIOLEFINAS S.A.

COPESUL – COMPANHIA PETROQUÍMICA DO SUL, a joint stock venture, with headquarters at BR-386 – Rodovia Tabai/Canoas, km 419 – Polo Petroquímico – Lot 23 – Triunfo (RS), enrolled with General Register of Taxpayers of the Ministry of Finance, under the number 88.948.492/0001-92, hereinafter called COPESUL, hereby represented by its President Director JOSÉ AUGUSTO ANGRISANI, and by its Superintendent Director PERCY LOUZADA DE ABREU and POLIOLEFINAS S.A., with headquarters in the City of São Paulo, State of São Paulo, enrolled with General Register of Taxpayers of the Ministry of Finance, under the number 62.336.946/0001-80, hereby represented by its Director DAVID ANDREW WICKER, hereinafter called PURCHASER, agree this Purchase and Sale Agreement, which will be govern by the clauses and conditions as follows:

FIRST CLAUSE – OBJECT

1.1.	COPESUL agrees to sell and release without exclusivity SELLER, and this agrees to purchase and receive of COPESUL for exclusive use in its factory in Triunfo, ETHENE and PROPYLENE, according to the quantitative limits set forth at the Third Clause and with specified quality at the Forth Clause, the other conditions set forth in this Agreement being observed.

1.2	PURCHASER undertakes to use the ETHENE and/or PROPYLENE, object of this Agreement as raw material for the production of LAW DENSITY POLYETHYLENE its by-products and co-products in the operation of its industrial units, localized in Triunfo, its commercialization being prohibited, of any form or way, without COPESUL’s express approval.

1.3	COPESUL is not responsible for any losses, direct, indirect or consequential damages occurred to PURCHASER concerning the use of provided ETHENE and PROPYLENE, considered for this purpose the release point defined at the sub-section 5.2, provided that the physical supplied conditions are met and the specifications set forth at the ANNEXES A and B.

SECOND CLAUSE – TERM

2.1	This Agreement will be in force from its execution and oblige the contracting parties until June 30, 1992.

2.2	The term set forth at the sub-section 2.1, being elapsed, its extension will be automatic by successive periods of 5 years, unless any party manifests in writing its intention to extend it with at least 36 months prior notice before ending the respective contractual periods.

THIRD CLAUSE – QUANTITY

3.1	COPESUL undertakes to sell and release to PURCHASER the ETHENE and/or PROPYLENE necessary to the production of LAW DENSITY POLYETHYLENE until the maximum of 150,000 ton of ETHENE and 2,550 ton of PROPYLENE per year. The annual limits of ETHENE and PROPYLENE that COPESUL undertakes to supply to PURCHASER and the annual minimum limits that COPESUL and the PURCHASER undertakes to supply and buy, respectively, as well as other contractual provisions concerning these quantities, are detailed at the ANNEX A, which is integral part of this Agreement.

3.2	Until August 30 of each year PURCHASER will supply one consumption forecast of ETHENE and PROPYLENE for the following calendar year, satisfying the annual consumption limits set forth at the ANNEX A. This forecast will be confirmed or revised by PURCHASER until October 30 of the same year.

3.3.	PURCHASER undertakes to provide writing notice, to COPESUL, until the end of the intermediary month of each calendar quarter, of its estimated necessities of ETHENE and PROPYLENE, month by month, for the following calendar quarter. Until the 10th day of each month, PROPYLENE will inform COPESUL about eventual revisions of the proceeding quantities informed for the following month, conjointly with the quarterly schedule.

FOURTH CLAUSE – DELIVERY FORM, SUPPLY QUALITY AND CONDITIONS

4.1	ETHENE AND PROPYLENE supply will be made by piping inter-linking directly the PURCHASER and COPESUL’s facilities, localized in Triunfo. The ETHENE will be delivered in gaseous phase and continuous flow. The PROPYLENE will be delivered in liquid phase, in intermittent according to the schedule to be established between the parties.

4.1.1	In the future, having availability of GRADE CHEMICAL PROPYLENE in its battery limit, PURCHASER may opt for this product substituting the GRADE POLYMERIC PROPYLENE, which will be supplied initially by COPESUL.

4.2	ETHENE and PROPYLENE to be supplied by COPESUL must obey the physical conditions of supply and the specifications consisting of the ANNEXES A and B. The ANNEX B defines also the analysis methods to be practiced as well as the ETHENE and PROPYLENE supply conditions in the PURCHASER’s battery limits.

4.3	ETHENE and PROPYLENE supplied by COPESUL, which are not according to the specifications and conditions of supply set forth at the ANNEX B, may be not accepted by PURCHASER, in which case will be interrupted the ETHENE and PROPYLENE delivery until COPESUL may dispose of ETHENE and PROPYLENE in the specification. The eventual acceptation by PURCHASER, of ETHENE and PROPYLENE supplied out of the specifications forecasted, will be valid separately and will not impede the rejection of the product in succeeding cases.

4.4	In case of PURCHASER accepts to receive ETHENE and/or PROPYLENE out of the specifications, the sale price of these products will be corrected as follows:

4.4.1	If the ETHENE and/or PROPYLENE are out of the specification, due the non-observance of the minimal purity specified at the ANNEX B, the price will be reduced in order to hold the same unit price in terms of ETHENE and PROPYLENE contained.

4.4.2	If the ETHENE and PROPYLENE are out of the specifications, due content of contaminants from the productive process of the PURCHASER, which contaminants are defined at the ANNEX B, there will a reduction of 20% in the sale price of the quantities that are accepted by PURCHASER.

4.5	Except concerning the supply specifications and conditions set forth in the ANNEX B, COPESUL does not offer no guarantee that the ETHENE and PROPYLENE supplied are appropriate for any particular utilization. PURCHASER assumes all risks of any nature arising of the ETHENE and/or PROPYLENE use acquired, both used simply and in combination with any other substance in any technological process.

FIFTH CLAUSE – PROPERTY MEASURING AND TRANSFER

5.1	All methods and proceedings concerning the measuring of the supplied quantities, installation and calibration of the gauge, frequency of the measuring and ways to conciliate any differences observed in the effectuated measuring, are defined at the ANNEX C, integral part of this Agreement.

5.2	The possession of the ETHENE and PROPYLENE supplied by COPESUL will be considered as transferred for PURCHASER from the Delivery Point defined as point situated immediately downstream of the “Official Measuring”. The non-acceptation of the product by PURCHASER will signify the interruption of the supply, for all purposes of the Eighth Clause of this Agreement.

5.3	If, in the future, COPESUL installs the Centralized Measuring System, which will make telemeasuring of the ETHENE and PROPYLENE, supplied to PURCHASER, complementing the conventional measuring systems, for the invoicing purposes, the parties will agree a new redaction for this Clause and of the ANNEX C.

SIXTH CLAUSE – PRICE AND READJUSTMENTS

6.1	The sale price of the ETHENE and PROPYLENE supplied by COPESUL will be that determined by the Price Interministerial Council – CIP and identical to all consumers with factories localized in Triunfo, identical physical supply conditions being observed. COPESUL by communication in writing, will inform immediately to PURCHASER the sale price approved by CIP.

6.1.1	COPESUL will study conjointly with PURCHASER, case by case, special technical financial conditions, trying to become viable exportation operations.

6.2	The readjustment of these prices will be made according to the determinations of the Price Interministerial Council – CIP, or any other governmental body, which may substitute it, or in its absent, by agreement between the contracting parties.

6.2.1.	COPESUL, by communication in writing and within the term of 3 working days, will inform to PURCHASER always that enter in discussion with the CIP about readjustment of its sale prices, informing also the requested readjustment perceptual.

6.3	The news price levels that are established by the competent governmental body will be in force on the date authorized by the same, being the PURCHASER promptly informed in writing by COPESUL of this readjustment.

6.4	Any Federal or State taxes or fees, of which COPESUL is not legal taxpayer,

occurred or that may occur on the ETHENE and PROPYLENE supply object of this Agreement, and did not include in the prices and readjustments approved by the CIP, will be added to invoicing of the supplied ETHENE and/or PROPYLENE quantities.

SEVENTH CLAUSE – PAYMENT FORM

7.1	The invoicing to PURCHASER concerning the supplied ETHENE and PROPYLENE will be made monthly until the 10th calendar day following the month in which occurred the supply.

7.2.	PURCHASER will pay the trade bills corresponding to said invoicing, in addresses to be determined by COPESUL, until the last calendar day following the month in which occurred the supply. The payment out of this term will subject PURCHASER to monthly indexation of the amounts in arrears, which calculation will be based on the Readjustable Treasure Bonds (ORTN) and interest rate of 1% per month applied on the corrected amount.

7.2.1	COPESUL, at it discretion, may before the maturity date, effectuate banking discounts of the trade bills corresponding to the ETHENE and/or PROPYLENE invoicing supplied to PURCHASER, remaining the maturity of the invoicing automatically extended, without burden for the PURCHASER, for 30 days from the date of the discount, being PURCHASER notified in writing about this.

7.2.2	If COPESUL opts by the banking discount of non-liquidated trade bills, in latter date to that of the respective maturity, the financial charges of the discount operation will be charged to PURCHASER, which will pay the same directly to COPESUL and which maturity will coincide with the new maturity of the discounted trade bill. The incidence of interests and indexation set forth at the sub-section 7.2 will end in the date of the discount.

7.3	The non-payment of trade bills corresponding to invoicing of two consecutive months from the PURCHASER or of the financial charges set forth at the sub-section 7.2.2, will give to COPESUL the right to interrupt the ETHENE and PROPYLENE supply, through with at least 1 working day in writing notice to PURCHASER. The ETHENE and/or PROPYLENE supply will be reinitiated immediately or nor latter than 48 hours from the integral acquittal of the PURCHASER’s debits as to COPESUL.

EIGHTH CLAUSE – FINES

8.1	If, by reasons did not defined in the sections 4.3 and 10.1, nor by reductions in the ETHENE supply, PURCHASER does not receive and accept the minimal quantities set forth at the ANNEX A, on the end of each calendar year, COPESUL will charge PURCHASER the difference between the minimum annual consumption set forth at the ANNEX A and the real consumption of ETHENE by an unitary price calculated in 40% of the sale price in force on December 31 of the respective calendar year

If, by reasons do not define at the section 10.1 nor by fault of the PURCHASER, COPESUL may not supply the minimal quantities of ETHENE set forth at the ANNEX A for each calendar year, COPESUL will have a fine calculated, by applying the unitary price defined at the section 8.1 to the quantities do not deliver.

8.3	COPESUL will user the best efforts to deliver to other consumers and ETHENE quantities did not retire by PURCHASER. The quantities so delivered that representing addition to maximal annual portions of its other clients considered conjointly will be added to annual real consumption of PURCHASER, for the application purpose of the section 8.1.

8.3.1	In the same way, that ETHENE quantities, which are delivered other than the Companies integrating the Basic Complex of the Petrochemical South Pole, by action or intermediation of the PURCHASER, will be added to real consumption of the PURCHASER, fort the effect of the application of the section 8.1.

8.4	The parties agree that for the period of 6 months set forth at the section III of the AGREEMENT CONCERNING THE ETHENE SUPPLY AND RECEIVING, executed on May 08, 1980, will be not requested the performance of the minimal and/or programmed supply and receipts, being not applied the provisions of the sections 8.1 and 8.2.

8.5	By occurring the set forth at the sections 8.1 and 8.2, the prejudiced party will not have against the debtor no credit, at any time or on any account, in addition to the fine set forth in the said sections.

NINTH CLAUSE – STOPPAGE

9.1	COPESUL will inform PURCHASER, at least 6 months prior notice, its stoppage schedule for general maintenance of the e productive facilities of ETHENE and PROPYLENE.

9.1.1	In this time, COPESUL based on its availability and in the minimal consumption quantities of each user, will calculate the amount of the maximum supply to PURCHASER which will be observed during the maintenance stoppage.

9.2	The stoppage schedule for general maintenance of the PURCHASER’s facilities must be informed to COPESUL with at least 6 months prior notice.

9.3	In case of interruptions or reductions in the ETHENE supply by COPESUL, by COPESUL’s negligence or due force majeure, the amount to be charged to PURCHASER corresponding demands that it are possible to invoice for the supply of the utilities – steam and treated water, will be reduced proportionally to the number of interruption hours or reduction in the ETHENE supply, taking on account 730 hours/month as basis of the proportional calculation. The amount to be collected will be not however below 50% of the contracted demands. The set forth at this Clause prevails what is established at the Utilities Supplies Agreements.

9.4.	For the application purposes set forth at the section 8.1, in the cases of interruptions or reductions by COPESUL, by its fault or due force majeure, the supply of the utilities necessaries to PURCHASER’s production process, the minimum annual consumption of ETHENE established at the ANNEX A will be decreased of one equal quantity to that, which normally supplied during the interruption or reduction period, taking on account the informed consumption as to set forth at the section 3.3.

9.5	COPESUL and PURCHASER will inform the other party of any events that may prejudice the normal supply of ETHENE and/or PROPYLENE and use the best efforts for the prompt reestablishment of the normality of these supplies.

TENTH CLAUSE – FORCE MAJEURE AND CONTINGENCIES

10.1	No parties may be responsible for non-compliance of its contractual obligations if their are motivated by acts of God or force majeure, as to the set forth at the Article 1.058, sole paragraph of the Brazilian Civil Code.

10.1.1	PURCHASER may allege as force majeure, affecting the compliance of its contractual obligation, the events of acts of Gods of force majeure, as to the Article 1.058, sole paragraph of the Brazilian Civil Code that affect the PURCHASER’s clients, which purchases realized in the 6 months before the alleged force majeure event, are more than 20% of the nominal capacity of the PURCHASER’s plant.

10.2	By any reasons set forth at the section 10.1, or by supply problems of its raw material, COPESUL, at its discretion, may reduce the ETHENE supply to PURCHASER. The reduction in the ETHENE supply will be distributed equitably amount all COPESUL’s purchasers and calculated, maintaining supplies proportional to the minimum annual consumption set forth at the ANNEX A, in force at the time of such contingency. In the calculation of this reduction will be took in account the minimum operational consumption of the process units of the COPESUL’s clients, which, in case of the PURCHASER, is of 8.5 ton/hour of ETHENE for the tubular unity or 6 ton/hours for the unity with autoclave.

10.2.1	COPESUL will use its best efforts for looking for other supply sources, complementary quantities of ETHENE in order to be possible to satisfy integrally the assumed supply commitment.

10.3	Whenever the contracting parties deem necessary to invoke a force majeure reason, they must realize communication in written to other party, until 2 days after the event, which motivated the abnormality.

10.4	The contraction parties may, in the case set forth at the section 10.1, to adapt, of good faith and within the reasonable limits, its obligations to the new circumstances, in order to find a solution, by considering the interests of both parties.

ELEVENTH CLAUSE – TERMINATION

11.1	COPESUL and PURCHASER may terminate this Agreement by operation of law and regardless of notification or in or out of court interpellation in the hypothesis as follows:

11.1.1	In or out court liquidation, or bankruptcy of other party, approved or ordained.

11.1.2	Total or partial transfer to third parties without authorization of the other party of the rights and obligations that are attributed in this Agreement to the other party, unless this transfer is operated by incorporation, merger or spin-off.

12.2	Em cause of default of any Clause or Condition of this Agreement, the non-defaulting party may terminate it if the defaulting party does not remedy it default within 90 days from the receipt of the in writing notice, indicating the said contractual non-compliance.

11.3	Any and all tolerance concerning the compliance by any parties, of the conditions set forth in this Agreement, does not signify amendment of the provisions hereby agreed, but liberality of the party only.

TWELFTH CLAUSE – AMENDMENT AND JURISDICTION

12.1	This agreement may not be amended, assigned or transferred in whole or in part, except with the consent of the parties, but always by instrument in writing and annexed to this Agreement.

12.2	It is elected the Jurisdiction of city of Porto Alegre, State of Rio Grande do Sul, to result the disputes arising of this Agreement and of its execution, with exclusion of any other the most privileged it may by.

THIRTEENTH CLAUSE – ANNEXES

13.1	The followings ANNEXES, is integral part of this Agreement:

-	ANNEX A – Quantities to Supply

-	ANNEX B – Quality of the Products

-	ANNEX C – Form of Measurement

FOURTEENTH CLAUSE – ADDRESSES

14.1	The correspondences concerning this Agreement or its execution, must be sent to the address as follows:

COPESUL BR-386 – Rodovia Tabaí/Canoas, km 419 Polo Petroquímico – Lote 23 95853 – Triunfo – RS

PURCHASER BR-386 – Rodovia Tabaí/Canoas, km 419 Polo Petroquímico – Lote 27 95853 – Triunfo – RS

FIFTEENTH CLAUSE

15.1	The AGREEMENT CONCERNING THE ETHENE SUPPLY AND

RECEIPT signed between COPESUL and PURCHASER on May 08, 1980 remains valid until the effective supply and receipt of ETHENE by the parties.

15.2	COPESUL will be responsible by the supply of treated waters and of the water steam, as well as by the distribution of electrical power and gaseous nitrogen necessary to productive process of the PURCHASER. This responsibility will be regulated by specific agreement to be signed between the parties.

In witness whereof, binding themselves and their successors the parties sign this Agreement in 3 copies of equal text and form for a sole effect, before the witnesses which conjointly undersign.

Triunfo, this December 08, 1982.

COPESUL – COMPANHIA PETROQUÍMI9CA DO SUL

(Sgn.) (Illegible)	(Sgn.) (Illegible)
José Augusto Angrisani	Percy Louzada de Abreu

POLIOLEFINAS SA.

(Sgn.) (Illegible)	(Sgn.) (Illegible)
José Adolpho Lisboa de Souza	David Andrew Wicker

WITNESSES

(Sgn.) (Illegible)	(Sgn.) (Illegible)
Eduardo Fett Schneider	José Antonio Ferreira Fadrique

A N N E X A

QUANTITIES TO BE SUPPLIED

A.1. —	The supplies of ETHENE and/or PROPYLENE contracted are defined by the limits below established:

	ANNUAL	ANNUAL	MONTHLY
PRODUCT	MINIMUM	MAXIMUM	MAXIMUM	MAXIMUM
ORDERED	CONSUMPTION	CONSUMPTION	CONSUMPTION	HOUR FLOW
ETHENE
FIRST SIX MONTHS
(10/01/82 TO 03/31/83)	—	*60,000t	11,700t	17.9t
1983
(04/01/83 TO 12/31/83)	*54,000t	*90,000t	11,700t	17.9t
1984	72,000t	120,000t	11,700t	17.9t
FROM 1985	90,000t	150,000t	14,600t	17.9t
PROPYLENE
FIRST SIX MONTHS
1983	—	2,550t	235t	—
(04/01/83 TO (12/31/83)	—
FROM 1984	—	2,550t	235t	—

* Consumption within the indicated periods.

A.2. –	COPESUL is not responsible for the supply of quantity of ETHENE and/or PROPYLENE above the monthly and annual hour maximums, established under A.1. The maximum hour flow and the maximum monthly consumption for 2 (two) consecutive month shall only be exercised upon previous agreement with COPESUL and, shall be reduced by BUYER when a communication for said purpose is received, in writing, from COPESUL, provided the maximum monthly consumption BUYER is entitled to is not prejudiced.

A.3. —	The quantities of ETHENE and PROPYLENE supplied and consumed shall be, as much as possible, constant. Provided the supply and consumption flows are subject to the operation of the facilities of COPESUL and BUYER, the parties shall develop their best efforts so as to coordinate its operations focusing the uniformity of the supply flows.

ANNEX B
QUALITY OF THE PRODUCTS

B.1	The quality of the ETHENE and PROPYLENE to be deliver by COPESUL must obey the technical specifications consisting of the section B.6 of this annex.

B.2	During the delivery of the product, daily at 6 a.m. COPESUL will collect in its plant, 3 ETHENE and PROPYLENE samples, maintaining two as witnesses by the term of 3 days.

	B.2.1	For comparison effect would be desirable by the PURCHASER, and this undertakes to make sample of the received product, in the same hours set forth at the section B.2 above

	B.2.2	The complete typical analyses of the ETHENE and PROPYLENE will be to PURCHASER’s disposition from 12 a.m. of the day of the sampling.

	B.2.3.	In case of supply from tank, COPESUL will put to PURCHASER’s disposition the result of the analyses effectuated in the stored product.

	B.2.4	In addition to the typical analysis referred in B.2.2, COPESUL will supply copies of the routine analysis effectuated on the ETHENE and PROPYLENE (this when are being supplied).

B.3	The product must be analyzed according to the methods practiced by COPESUL, set forth at the section B.6 of this annex.

B.4	In case of divergence event concerning the quality of the product, PURCHASER must inform to COPESUL, within the term defined at the section B.2, which will analyze one of the sample/witnesses in its possession.

B.4.1.	In case of persistence of the divergence, COPESUL and PURCHASER, of common agreement, will elect an arbiter, which, in the term of 48 hours, will analyze the sample of the product and will issued a technical opinion about the quality of the product, which must be unconditionally accepted by COPESUL and PURCHASER.

B.5	The costs incurred in the mentioned arbitration fall integrally to the party without reason.

B.6	The technical specifications to be obeyed for supply of the ETHENE and PROPYLENE concerning this agreement, as well as the respective analysis methods to be practiced by COPESUL, are the followings:

PRODUCT - ETHENE		ANALYSIS METHODS
Ethene	99,9 mol %, min	ASTM D 250/TPGCA-8
Methane, Ethane And Nitrogen	1000 ppm max mol	ASTM D 2505/2504/TPGCA-8
Other Olefins	20 ppm max mol	ASTM D 2505/TPGCA-8
Acetylene	5 ppm max mol	ASTM D 2505/TPGCA-8
Hydrogen	10 ppm max mol	ASTM D 2504/TPGCA-1
Oxygen	3 ppm max mass	Electrolytic Analyzer/Gas chromatography
Carbon Monoxide	5 ppm max mass	Gas chromatography /TPGCA-1
Carbon Dioxide	5 ppm max mass	Gas chromatography /TPGCA-1
Methanol	5 ppm max mass	Gas chromatography /TPGCA-6
Acetone	5 ppm max mass	Gas chromatography /TPGCA-6
Ammonia	5 ppm max mass	UOP-430/70
Hydrogen Sulphide	2 ppm max mass	ASTM D 2385/UOP-212
Water	3 ppm max mass	Colormetric titration/ASTM D-114
Total Sulphur	2 ppm max mass	NFT-60142
Nitrogen Oxide	5 ppm max mass	ASTM D 1607

PURCHASER deems contaminants:

Acetylene
Oxygen
Carbon Monoxide
Methanol
Acetone
Ammonia
Hydrogen Sulphite
Total Sulphur
Nitrogen Oxides
Propylene

PRODUCT - PROPYLENE: GRADE POLYMER SPECIFICATION		ANALYSIS METHODS
Propylene, %, min w	99.5%	ASTM D-2712
Metil-acetylene and propadyene, ppm, max weight.	10	ASTM D-2712
Others hydrocarbons, % max weight	0,5	ASTM D-2163
Total sulphur, ppm max weight	5	NFT 60142
Nitrogen, ppm max weight	10	ASTM D-2404
Oxygen, ppm max weight	5
Hydrogen, ppm max weight	5
CO2 ppm max weight	10
CO, ppm max weight	2
Water, ppm max weight	10	UOP 481

B.6.1	The methods ASTM E-29/67 and ASTM D-3244 will be used as criteria of rounding and acceptation limit of the results of the analysis,.

B.7.	If, by special reasons, PURCHASER deems necessary to analyze samples of ETHENE collected in different times of the set forth at the section B.2, it will inform such fact immediately to COPESUL. In these events, COPESUL will collect 3 samples of the mentioned product, being one of them analyzed immediately and the two others held as samples/witnesses, by applying the set forth at the sections B.4 and B.5.

B.8.	ETHENE and PROPYLENE supply conditions of in the battery limits of the PURCHASER are below defined:

ASTM E-29/67 and ASTM D-3244

	ETHENE	PROPYLENE
Pressure – kg/cm2 g minimum	40	18
Temperature ºC maximum	40	40
Temperature º C minimum	10	5

A N N E X C

MEASURING FORM

C.1 -	For the verification of the quantities of ETHENE and PROPYLENE, for invoicing purposes, COPESUL shall install the flow totalizer devices, which shall be designated “Official Measurers”, all of them of marks and models established under the Norm N-17, issued on 06/26/80, and its reviews issued up to date.

	C.1.1. -	Said measurers and the ancillary equipment required for its operation shall be of COPESUL’s property and installed by the same, in the measuring station located in the BUYER’s lands. COPESUL shall be entitled to the free access to said measurers, according to Buyer’s Norms and procedures, for whatever purposes. Buyer shall be responsible for the supply of all utilities required for the operation of the mentioned measuring station.

	C.1.2. -	Further to the “Official Measurers”, “User Measurers” shall be installed in the Measuring Station, with the same marks and models as the “Official Measurers” being mandatory, for the measure of ETHENE.

C.2 -	The verification of the ETHENE and PROPYLENE quantity supplied shall be done daily, by COPESUL, in a time previously established by the same. COPESUL shall inform, in writing, to BUYER, the time when the reading of the “Official Measurers” will be done, so as BUYER may have its representative in the location, if it so intends.

	C.2.1. -	Said verification shall be done through the reading of the flow digital totalizers of the “Official Measurers”.

	C.2.2. -	In the event of problems detection in said digital totalizers, the verification shall be done through the “Users Measurers”, provided the provisions under Norm N-17, item 5.9 is complied with.

	C.2.3. -	The calculation required for the establishment of the quantities delivered, shall be performed through a procedure adopted by a competent national or international authority, under COPESUL discretion and upon previous approval by BUYER.

C.3 -	A program for the maintenance and gauging of the “Official Measurers” and “Users Measurers” shall be elaborated by the contracting parties, with the forecast of its routine verification for a period not higher than 30 (thirty) days.

C.4 -	The maintenance and gauging of the “Official Measurers” shall be done by COPESUL, always upon a minimum previous written notification of 02 (two) working days, to BUYER, so as to enable the same to send its representatives to follow the works. BUYER may, at any time, require COPESUL the gauging of the “Official Measurers”. The cost for said procedures shall be charged to BUYER, whenever the “Official Measurers” are deemed properly gauged. The maintenance and gauging of the “Users Measurers”, if any, shall be done by COPESUL, upon request from BUYER, with the later in charge for the costs thereof.

	C.4.1. -	COPESUL must be communicated, in writing, with 02 (two) days previous notification, about the performance by BUYER, of the maintenance and gauging services to the “Users Measurers”.

	C.4.2. -	In the event of absence of the BUYERS representatives, by the time the maintenance and gauging services are developed to the “Official Measurers” and, the representatives of COPESUL, by the time the maintenance and gauging services are developed to the “Users Measurers”, provided they are duly informed, the services shall be rendered with no right to whatever further claim.

	C.4.3. -	Whenever the “Official Measurers” are taken from operation, the “Users Measurers” shall be considered as official, according to the provisions under sub-items C.5.2. and C.5.3.

C.5. -	The “Official Measurers” are deemed mistrusted, and shall be promptly gauged, whenever the differences between the same and the measurements effected by BUYER cause values above 1% (one percent).

	C.5.1. -	Whenever it is verified that the “Official Measurers” are adequately gauged, the reading provided by the same shall be adopted.

	C.5.2. -	When the “Official Measurers” are considered out of gauging parameters, COPESUL will consider the reading of the “Users Measurers”, provided that after the “Official Measurers” gauging, the limit of the percent difference established under the item C.5. is verified.

	C.5.3. -	Upon verification of the non-compliance to the percent limit under item C.5., it shall be determined under common agreement between the parties, the respective correction factor and the measurements to be adopted will be obtained upon the application of said correction factor to the quantities effectively totaled by said “Official Measurers”, from the date the deviation was detected.

C.6. -	By the time of the “Official Measurers” gauging, the “Users Gauging” installed by COPESUL, shall be considered “Official Measurers”.

C.7. -	COPESUL shall verify and inform BUYER, daily and in a pre-established time and duly informed to the same, about the quantity of ETHENE supplied. The daily report of measurement of the ETHENE AND PROPYLENE quantity delivered to buyer shall be available for whatever verification and claim up to 90 (ninety) days after the maturity date of the respective invoices. After said period, whatever both party’s rights to claim relative to the quantities invoiced, will prescribe. The payment of the invoices shall be effected notwithstanding whatever claims, always when the discrepancies verified are within the range of 2% (two percent) compared to the quantity invoiced.

C.8. -	As required, the graphics of measurements relative to the “Users Measurers” shall be daily construed and calculated by BUYER, which shall be held responsible to keep them available for COPESUL analysis, if it is so required by the same, for the term of 90 (ninety) days.

C.9. -	The access to the installations issuing the products object hereunder will be facultative to the BUYER, in order to, through its accredited representatives, accompanied by COPESUL representatives, verify the shipping conditions of the product delivered.